ASSET PURCHASE AND SALE AGREEMENT
                         Dated as of September 23, 1998

                                 By and Between

                            FERROFLUIDICS CORPORATION
                                    As Seller

                                       and

                      GENERAL SIGNAL TECHNOLOGY CORPORATION
                                    As Buyer


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                                TABLE OF CONTENTS
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                                                                                 Page

1.  TERMS OF PURCHASE AND SALE..................................................   1
    1.1  Purchase and Sale of Assets............................................   1
    1.2  Excluded Assets........................................................   2
    1.3  No Assumption of Liabilities...........................................   3
    1.4  Purchase Price.........................................................   3
    1.5  Payment of Purchase Price..............................................   3
    1.6  Allocation of Purchase Price...........................................   3
    1.7  Information............................................................   3
    1.8  Instruments of Transfer and Conveyance.................................   4

2.  REPRESENTATIONS AND WARRANTIES OF THE SELLER................................   4
    2.1   Corporate Organization................................................   4
    2.2   Authorization, Binding Obligation ....................................   4
    2.3   No Violations or Defaults ............................................   4
    2.4   Assets of the Division ...............................................   5
    2.5   Title and Authority...................................................   5
    2.6   Intellectual Property Rights..........................................   5
    2.7   Authorization and Compliance with Laws ...............................   7
    2.8   Personnel ............................................................   7
    2.9   Litigation ...........................................................   7
    2.10  Insurance ............................................................   7
    2.11  Customers ............................................................   7
    2.12  Ordinary Course of Business ..........................................   8
    2.13  Hazardous Materials ..................................................   8
    2.14  Finder's Fee..........................................................   8

3.  REPRESENTATIONS AND WARRANTIES OF THE BUYER ................................   8
    3.1   Corporate Organization................................................   8
    3.2   Authorization; Binding Obligation ....................................   8
    3.3   No Violations or Defaults.............................................   8
    3.4   Finder's Fee .........................................................   9

4.  CLOSING.....................................................................   9
    4.1   The Closing...........................................................   9


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                                TABLE OF CONTENTS
                                   (continued)

                                                                                 Page

    4.2   Conditions to Buyer's Obligation to Closing...........................   9

5.  SURVIVAL OF REPRESENTATIONS AND WARRANTIES;
    INDEMNIFICATION ............................................................  10
    5.1   Survival of Representations and Warranties............................  10
    5.2   Buyer's Right to Indemnification......................................  10
    5.3   Limitation on Indemnity Obligations of the Seller.....................  10
    5.4   Seller's Right to Indemnification.....................................  10
    5.5   Indemnification Procedure.............................................  11

6.  TRADEMARK LICENSE ..........................................................  11

7.  EMPLOYEES ..................................................................  11

8.  MEMC ELECTRONICS PURCHASE ORDERS............................................  12

9.  POST-CLOSING COVENANTS......................................................  13
    9.1   Return of Seller's Proprietary Materials and Property by Non-Continuing
          Employees.............................................................  13
    9.2   Right to Use Intellectual Property and Equipment Post-Closing ........  13
    9.3   Seller's Covenant of Non-Disclosure and Non-Competition...............  13
    9.4   Maintenance of Insurance..............................................  15
    9.5   Enforcement of Third Party Non-Disclosure and Non-Competition
          Agreements............................................................  15
    9.6   Warranties............................................................  15
    9.7   Maintenance of Supplies, Inventory and Equipment Post Closing.........  15
    9.8   New Orders............................................................  15
    9.9   Facilities ...........................................................  16
    9.10  Access to Employees...................................................  16
    9.11  Pullthrough Seals ....................................................  16
    9.12  Assignment of Crystal Puller Vision System License ...................  16
    9.13  Further Assurances....................................................  16

10. DEFINITIONS.................................................................  16
    10.1  Affiliate.............................................................  17
    10.2  Code..................................................................  17
    10.3  Person................................................................  17
    10.4  Environmental Law.....................................................  17


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                                TABLE OF CONTENTS
                                   (continued)

                                                                                 Page


    10.5  Hazardous Material....................................................  17
    10.6  Benefit Arrangement...................................................  17
    10.7  Employee Benefit Plan ................................................  18
    10.8  ERISA ................................................................  18

11. MISCELLANEOUS PROVISIONS ...................................................  18
    11.1  Entire Agreement......................................................  18
    11.2  Governing Law.........................................................  18
    11.3  Non-Waiver............................................................  18
    11.4  Severability..........................................................  18
    11.5  Amendments............................................................  19
    11.6  Successors............................................................  19
    11.7  Notices ..............................................................  19
    11.8  Assignment............................................................  19
    11.9  Interpretation; Syntax ...............................................  19
    11.10 Transactional Costs ..................................................  20
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                        ASSET PURCHASE AND SALE AGREEMENT
                        ---------------------------------

          THIS ASSET PURCHASE AND SALE AGREEMENT (the "Agreement") is made and entered into effective as of the 23rd day of September, 1998 (the "Effective Date"), by and between FERROFLUIDICS CORPORATION, a Massachusetts corporation (the "Seller"), and GENERAL SIGNAL TECHNOLOGY CORPORATION, a Delaware corporation (the "Buyer").

                                 WITNESSETH:

          WHEREAS, subject to the terms and conditions hereinafter set forth, the Seller wishes to sell and transfer to the Buyer certain of the assets of the Seller's Systems Division (the "Division"), which engages in the crystal growing furnace business (the "Business"), and the Buyer wishes to purchase and acquire from the Seller such assets.

          NOW, THEREFORE, in order to consummate said purchase and sale, and in consideration of the mutual representations, warranties, promises, covenants and conditions set forth in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

          1. TERMS OF PURCHASE AND SALE

          1.1 Purchase and Sale of Assets. Except as provided in Section 1.2 hereto, the Seller agrees to sell, convey, transfer, assign and deliver to the Buyer, and the Buyer agrees to purchase and acquire from the Seller, free and clear of any pledge, lien, option, security interest, mortgage, encumbrance, purchase rights, claims or any other limitations or restrictions whatsoever (collectively, "Encumbrances") and for the Purchase Price specified in Section
1.4 hereof, all of the Seller's right, title and interest in and to all assets, rights and contracts which are related solely to the Division, including, but not limited to, those items listed below (collectively, the "Assets"):

                   (a) Subject to Section 9.12 hereto, all of the Seller's intellectual property relating solely to the Division (the "Intellectual Property"), including without limitation, the Intellectual Property listed on
Schedule 1.1 (a) hereto. Notwithstanding anything contained herein to the contrary, it is agreed and understood by the parties hereto that the Intellectual Property does not include any rights whatsoever to any patents, patent applications, trade secrets, know-how, inventions, licenses, drawings, research protocols, marketing studies or any other technical information or technology owned or possessed by the Seller and relating to or used or held for use in the manufacturing and marketing of (i) Ferrofluids (the "Ferrofluids Business"), (ii) magnetic fluid seals and sealing subsystems (the "Sealing Business") or (iii) components for thin film deposition devices (the "Film Business");

                   (b) All of the Seller's inventory, in-house and at suppliers, (including all CZ60, CZ120, CZ150 and CZ300 (including feeders) and Vertical Bridgeman Furnaces), other than one completed CZ-300 crystal growing furnace and certain inventory and supplies retained by the Seller to fulfill customer orders in backlog as of the Closing Date, including without limitation, the inventory listed on Schedule 1.1(b) hereto;


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                   (c) All of the Seller's unfulfilled customer orders in
backlog, which are listed on Schedule 1.1(c) hereto, remaining as of December 31, 1998, other than the purchase orders C.O. # S000256 and C.O. # S0001311 of MEMC Electronic Materials, Inc.;

                   (d) To the extent that such covenants are assignable, all covenants of non-disclosure and non-competition executed or running in favor of the Seller or previously assigned to the Seller with respect to the Division or the Assets, as described or in the copies of such covenants as are attached to
Schedule 1.1(d) hereto;

                   (e) Copies of all of the Seller's customer correspondence and account histories relating to or used in the Division, including, without limitation, such information contained in sales office and engineering files;

                   (f) All of the Seller's fixed assets used exclusively in the Division listed on Schedule 1.1(f) hereto (the "Equipment");

                   (g) All tapes, adhesives, lubricants, fasteners, electrical and mechanical hardware and all other materials treated as an expense in the course of the manufacture, assembly, testing, alignment, calibration, installation and operation of the Division products and purchasing information for same;

                   (h) All of Seller's drawings, sketches, diagrams and all other forms of formal and informal documentation relating exclusively to the construction, operation and maintenance of the Division products in all existing storage formats;

                   (i) All of the Seller's Manufacturing Information System files, data and documentation in electronic and physical hard copy media relating exclusively to the Division, including but not limited to, part master file, bills of materials, purchase part specifications, open and closed engineering change order and change request, sales order demand history, actual/standard costing vendor master, vendor/manufacture cross reference, part extended description, purchase order history and/or receipt history files;

                   (j) All of the Seller's existing written procedures, process knowledge, notes, sketches, wiring lists, and marked drawings documented either formally or informally in all existing storage media, relating exclusively to Engineering, Sales, Customer Service, Manufacturing, Quality, Inspection, Production and Inventory Control, Purchasing, Test, Installation, Field Service, Process Development and other activities within the scope of the Division developed by the Division or other personnel; and

                   (k) The right to use the "Ferrofluidics" name and the model numbers of the Seller's products produced in the Division, only to the extent described in Section 6 hereto.

          1.2 Excluded Assets. The parties to this Agreement expressly understand and agree that the Seller is not selling, assigning, transferring or conveying to the Buyer any asset not listed in Section 1.1 or the Schedules thereto, including without limitation, the following assets (collectively, the "Excluded Assets"):


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                   (a) Any and all assets, tangible or intangible, used or held for use in, or relating to the Ferrofluids Business, the Sealing Business or the Film Business or otherwise not exclusively used in the Division;

                   (b) Any accounts receivable of the Seller arising out of the sale and delivery of goods and services, whether or not in respect of the Division or the Assets;

                   (c) Any cash on hand or in bank accounts or cash equivalents;

                   (d) Any insurance policies;

                   (e) Any of the Seller's right, title and interest in any real estate, or

                   (f) Any of the Seller's permits, licenses, certificates, approvals, registrations and authorizations relating to or used in the Division.

          1.3 No Assumption of Liabilities. The Buyer does not assume and shall not be liable for any of the debts, obligations, liabilities, losses, damages, claims, deficiencies, costs and expenses (including, but not limited to, the amount of any settlement and all reasonable legal and other expenses incurred in connection with the investigation, prosecution or defense of the matter) of any nature whatsoever of the Seller, its stockholders or the Division in existence or relating to events or matters in existence (including the customer orders in backlog as of the Closing Date to be fulfilled by the Seller), or the conduct of the Division or the ownership, use, operation, acquisition or disposition of the Assets, on or before the Closing Date, or relating to the transactions contemplated hereby and the Seller shall indemnify the Buyer with respect to all such liabilities as set forth in Section 5.2 hereto.

          1.4 Purchase Price. In full consideration of the Seller's performance of this Agreement and the sale, assignment, transfer, conveyance and delivery of the Assets, the Buyer shall pay to the Seller Ten Million Eight Hundred Thousand Dollars ($10,800,000) (the "Purchase Price").

          1.5 Payment of Purchase Price. The Purchase Price will be payable by the Buyer at the Closing to or on behalf of the Seller, by wire transfer of immediately available funds to the following account of the Seller: The Bank of New Hampshire, ABA#O11400071, for credit to Ferrofluidics Corporation, Account No. 206808021.

          1.6 Allocation of Purchase Price. The Seller and the Buyer agree that the Purchase Price shall be allocated among the Assets and the Non-Competition Covenant set forth in Section 9.3(b) in accordance with their fair market values set forth in the attached Schedule 1.6, and that each party shall report such amounts on all Federal and state income tax returns in accordance with such allocation.

          1.7 Information. The Seller and the Buyer each shall cooperate with the other after the Closing Date by providing without additional consideration and promptly upon request, copies of such records and other information regarding the Assets and the Division as may reasonably be requested from time to time by the other party, and in particular as is necessary for the preparation or audit of its Federal, state and local income and other tax returns, third party and reimbursement filings, audits, disputes, refund claims and other valid business purposes.


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          1.8 Instruments of Transfer and Conveyance. The sale, conveyance, transfer, assignment and delivery of the Assets, as provided in this Agreement and in the documents, instruments and certificates delivered in connection herewith or pursuant hereto (collectively, the "Operative Documents"), shall be effected by delivery by the Seller at the Closing of such deeds, bills of sale, endorsements, assignments, certificates, drafts, checks or other instruments of transfer and conveyance (collectively, the "Transfer Documents") as the Buyer and its counsel shall reasonably deem appropriate or desirable. The Seller agrees that it will, from time to time on and after the Closing Date, upon the Buyer's reasonable request and at its expense, promptly perform, execute, seal, acknowledge, deliver and file, and cause to be performed, executed, sealed, acknowledged, delivered and filed, all such further acts, deeds, certificates, assignments, transfers, conveyances, powers of attorney, assurances and other documents as may reasonably be requested by the Buyer to perfect the transfer of the Assets and to carry out the terms of the Operative Documents, provided that they are consistent with the Operative Documents.

          2. REPRESENTATIONS AND WARRANTIES OF THE SELLER

          As a material inducement to the Buyer to enter into each of the Operative Documents and the transactions contemplated thereunder, the Seller represents and warrants to the Buyer, such representations and warranties to be true and correct on the date hereof, as follows:

          2.1 Corporate Organization. The Seller is a corporation duly organized, validly existing, and in good standing under the laws of the Commonwealth of Massachusetts and has the power to own, lease and operate its properties and to carry on its business as now conducted. The Seller is duly qualified to do business as a foreign corporation in those jurisdictions, and the Seller is licensed or qualified to conduct its business or own its property in those jurisdictions where the failure to be so licensed or qualified would have a material adverse effect on the Division.

          2.2 Authorization, Binding Obligation. The execution and delivery of the Operative Documents, the Transfer Documents and of each document, instrument and certificate required thereby, and the consummation of the transactions contemplated thereby, have been duly authorized by all requisite corporate action of the Seller. The Seller has the right, power, and authority to execute, deliver, and perform the Operative Documents, the Transfer Documents and each document, instrument and certificate required thereby or delivered in connection therewith, and the transactions contemplated thereby; and each Operative Document, Transfer Document and each document, instrument and certificate required thereby or delivered in connection therewith constitutes the legally valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, except as the same may be limited by bankruptcy, insolvency or reorganization laws, or other laws relating to or affecting the availability of the remedy of specific performance or equitable principles of general application.

          2.3 No Violations or Defaults. Except as disclosed on Schedule 2.3, the execution, delivery and compliance with and performance by the Seller of the Operative Documents, the Transfer Documents and each document, instrument and certificate delivered in connection therewith do not and will not (i) violate the Articles of Organization or By-laws of the Seller or any law, statute, rule, regulation, order, judgment or decree to which the Seller is subject; (ii) conflict with, or result in or constitute a default under, or breach or violation of, or grounds for termination of, or an event which, with notice or the lapse of time, or both, would constitute a default under, or breach or violation of, or grounds for termination of, any agreement or instrument to which the Seller is a party or by which


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the Seller or any of the Assets may be bound, the termination of which would materially adversely affect the Division or the Assets; (iii) result in the creation or imposition of any Encumbrance upon any of the Assets; (iv) require any approval or consent of any person under the organizational documents of the Seller or any contract, agreement or other instrument to which the Seller is a party or by which the Seller or the Assets are bound or to which the Seller or the Assets are subject, the lack of which approval or consent would materially adversely affect the Division; or (v) result in the termination, modification or cancellation of or any requirement to transfer to the Buyer of any license, permit, franchise, governmental authorization, permit, contract, clearance or approval, the absence of which would materially adversely affect the Division.

          2.4 Assets of the Division. Except as disclosed on Schedule 2.4, the Intellectual Property constitutes all the material patents, patents pending, applications for patents, trademark registrations, applications for trademark registrations, tradenames, service marks, copyright registrations or applications; technical documentation, prints, drawings, specifications and notes thereto; trade secrets, know-how, show-how, manufacturing methods and processes, and all licenses, claims, studies and undertakings related thereto that are used in the operation of the Division.

          2.5 Title and Authority. The Seller has good and marketable title to the Assets and has full legal right, power, and authority to sell, assign, transfer and deliver the Assets free and clear of all Encumbrances. All of the Assets are free and clear of all Encumbrances.

          2.6 Intellectual Property Rights.

                   (a) Except as listed in Schedule 2.6(a) attached hereto: (i) the Seller, to the best of its knowledge, owns or has the right to use, free and clear of any payment, encumbrance, title defect, lien or claim of ownership by any third party, such Intellectual Property as is necessary to operate the Division as now being operated and, to the best of Seller's knowledge, is not infringing upon or in conflict with the asserted rights of others in such Intellectual Property and is not making unauthorized use of any confidential information or trade secrets of any other person; and (ii) there are no written claims or demands of any other person, firm, corporation or business entity pertaining to any of the Intellectual Property and no proceedings have been instituted which challenge any of the rights of the Seller in respect thereto. The Seller, to the best of its knowledge, has the right to use, free and clear of claims or rights of others, designs, manufacturing or other processes and documentation therefore, computer software, systems, data compilations, research results and other information required for or incident to the Division as presently conducted.

                   (b) All Intellectual Property owned by Seller is freely transferable to Buyer. All licenses or other agreements under which Seller is granted rights in Intellectual Property are in full force and effect, there is no material default by any party thereto and, except as set forth on Schedule 2.6(b), all of Seller's rights thereunder are freely assignable or, where not freely assignable, consent for such assignment to Buyer has been obtained. The Seller hereby agrees that it will execute the requisite assignment documents, and will comply with any contract provisions governing the transfer of any of the Intellectual Property being transferred hereby, to legally transfer ownership of the Intellectual Property being purchased hereby to the Buyer. True and complete copies of all such licenses or other agreements, and any amendments thereto, have been provided to Buyer.

                   (c) All licenses or other agreements under which Seller has granted rights to others in Intellectual Property owned or licensed by Seller are listed in Schedule 2.6(c). All of said


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licenses or other agreements are in full force and effect, there is no material default by any party thereto, and, except as set forth on Schedule 2.6(c), all of Seller's rights thereunder are freely assignable. True and complete copies of all such licenses or other agreements, and any amendments thereto, have been provided to Buyer.

                   (d) The Seller represents that, to the best of its knowledge, there are currently no claims, actions, suits, or proceedings, either pending or threatened against the Seller or its Affiliates alleging that any of the Intellectual Property being transferred hereby infringes any patents, or violates any other intellectual property rights, of any third parties, or alleging that any of the Intellectual Property being transferred hereby are invalid or unenforceable.

                   (e) The Seller represents that it has no knowledge, or reason to believe, that the past or present conduct of any third parties infringes, or otherwise violates, any of the Intellectual Property rights being transferred hereby.

                   (f) The Seller represents that it has not alleged infringement, or any other violations, of any of the Intellectual Property being transferred hereby by any third parties; that the Seller has not sent any communication(s) to a third party requesting that such third party cease and desist conduct based on potential violation(s) of any of the Intellectual Property being transferred hereby; and that the Seller has not sent any communication(s) to a third party suggesting or implying that such third party needs to enter into a license agreement under any of the Intellectual Property being transferred hereby.

                   (g) The Seller represents that none of the Intellectual Property being transferred hereby is the subject of any judgment(s), order(s), or other ruling(s) that would limit the Buyer's use of such property.

                   (h) The Seller, to the best of its knowledge, represents that it has not engaged in any conduct, or omitted to perform any act, the result of which could invalidate, or adversely affect the enforceability of, any of the Intellectual Property being transferred hereby.

                   (i) With regard to any issued U.S. patents, and any pending U.S. patent applications, being transferred hereby, the Seller represents that, to the best of its knowledge, it has disclosed to the U.S. Patent Office all prior art, which is material to the patentability of the claims of each such patent and patent application, that was known to the Applicants (including the Seller, the inventors, and the Seller's and/or inventors' representatives) during the prosecution of each such patent and patent application; that it has disclosed the best mode for carrying out the invention(s) claimed in each such patent and patent application known to the inventors at the time of initial filing for each such patent, or of each such patent application; and that it has paid all required fees and performed all required acts necessary for maintaining each such patent and patent application.

                   (j) The Seller represents and warrants that, to the best of its knowledge, any trade secrets being transferred hereby were developed by the Seller and its employees under appropriate secrecy safeguards, are not generally known in the field of silicon crystal growing or semiconductor processing, have been used for commercial advantage, have been maintained by the Seller subject to appropriate secrecy safeguards, and lend a competitive advantage over those without knowledge of such trade secrets.


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                   (k) Subject to Section 9.2 hereof, the Seller shall continue to maintain any trade secrets transferred hereby under the appropriate secrecy safeguards, and, after such transfer, shall cease the use of any such trade secrets, until such time as they become publicly known or available through no unauthorized acts or conduct of the Seller. Notwithstanding the foregoing, information, such as customer lists and materials specifications, which directly pertains to the Seller's existing Sealing Business shall continue to be available to the Seller after the transfer of such trade secrets.

                   (l) The Seller shall use its commercially reasonable efforts to obtain all governmental or regulatory approvals, consents, or grants, and make or cause to be made (or use its best efforts to assist the Buyer in making) any declarations, filings, and registrations with governmental or regulatory authorities (including those necessary for continued prosecution of any pending patent applications, and necessary for any subsequent reissue or reexamination proceedings concerning any of the patents, being transferred hereby), which are necessary to consummate the transactions contemplated herein.

          2.7 Authorization and Compliance with Laws. The Seller represents that it presently holds all permits, licenses, certificates, approvals, registrations and authorizations (collectively, the "Permits") necessary for the ownership of the Assets, excepting only Permits the absence of which would not materially adversely affect the Assets, and which can be obtained without additional material cost. To the Seller's best knowledge, the Seller has not violated and is in full compliance with all applicable law and regulations, including all laws and regulations relating to employment, occupational safety and environmental matters.

          2.8 Personnel. There are no agreements by or on behalf of the Seller with any union, trade association or other employee representative organization with respect to the employees of the Division.

          2.9 Litigation. Except as set forth on the attached Schedule 2.9, with respect to the Division or the Assets, the Seller has no knowledge or actual notice of any legal actions, suits, proceedings or arbitrations pending against the Seller nor of any claims, controversies or investigations pending or threatened against the Seller, and the Seller is not a party to or subject to any judgment, order, writ, injunction or decree materially adversely affecting the Division, or encumbering the Assets.

          2.10 Insurance. The Seller represents that it has had, and currently has general liability and product liability insurance covering its operations through the policies listed in Schedule 2.10. The Seller represents that such policies are in full force and effect, all premiums due thereon have been paid, and that the Seller has complied in all material respects with the provisions of such policies. The Seller has not recalled, at any time, any of the products still produced by the Seller in the Division.

          2.11 Customers. Except as set forth in Schedule 2.11, to the best of the knowledge of the Seller, no material customer has canceled or otherwise terminated, or threatened in writing to cancel or otherwise terminate, its relationship with the Division or has during the past 12 months decreased materially, or threatened in writing to decrease materially, its orders to the Division, primarily because of issues of product quality. The Seller will provide the Buyer with copies of all warranty claims and written customer complaints concerning product quality received by the Seller with respect to the Division within the previous three years from the date hereof. The Seller


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acknowledges that the Buyer has not had the opportunity to contact the Seller's customers of the Division.

          2.12 Ordinary Course of Business. Since June 30, 1998 and continuing through the Closing Date, the Division has been carried on only in the normal and ordinary course and the Seller has maintained its books of account and records relating to the Division in its usual, regular and ordinary manner.

          2.13 Hazardous Materials. The Seller has not used Hazardous Materials in connection with the Division and is not required pursuant to any Environmental Law to report any inventory or release of Hazardous Material in connection with the Division.

          2.14 Finder's Fee. The Seller has no liability or obligation to pay any fees or commissions to broker, finder or agent relating to or in connection with the transactions contemplated by the Operative Documents, for which the Buyer could become liable or obligated.

          3. REPRESENTATIONS AND WARRANTIES OF THE BUYER

          As a material inducement to the Seller to enter into each of the Operative Documents and the transactions contemplated thereunder, the Buyer hereby represents and warrants to the Seller, such representation and warranties to be true and correct on the date hereof, as follows:

          3.1 Corporate Organization. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the power to own and operate its properties and carry on its business as now conducted and as contemplated by the transactions which are the subject of the Operative Documents.

          3.2 Authorization; Binding Obligation. The execution and delivery of the Operative Documents, the Transfer Documents and of each document, instrument and certificate required thereby, and the consummation of the transactions contemplated thereby, have been duly authorized by all requisite corporate action of the Buyer. The Buyer has the right, power, and authority to execute, deliver, and perform the Operative Documents, the Transfer Documents and each document, instrument and certificate required thereby or delivered in connection therewith, and the transactions contemplated thereby; and each Operative Document, Transfer Document and each document, instrument and certificate required thereby or delivered in connection therewith constitutes the legally valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, except as the same may be limited by bankruptcy, insolvency or reorganization laws, or other laws relating to or affecting the availability of the remedy of specific performance or equitable principles of general application.

          3.3 No Violations or Defaults. The execution, delivery and compliance with and performance by the Buyer of the Operative Documents and each document, instrument and certificate delivered in connection therewith do not and will not: (i) violate the Articles of Organization or By-laws of the Buyer or any law, statute, rule, regulation, order, judgment or decree to which the Buyer is subject; (ii) conflict with, or result in or constitute a default under, or breach or violation of, or grounds for termination of, or an event which, with notice or the lapse of time, or both, would constitute a default under, or breach or violation of, or grounds for termination of, any agreement or instrument to which the Buyer is a party or by which the Buyer may be bound; or
(iii)
require any approval or consent of any person or entity under the organizational documents of the Buyer or any contract, agreement or other instrument to which the Buyer is a party or by which the Buyer is bound or to which the Buyer is subject.

          3.4 Finder's Fee. The Buyer has no liability or obligation to pay any fees or commissions to any broker, finder or agent relating to or in connection with the transactions contemplated by the Operative Documents, for which the Seller could become liable or obligated.

          4. CLOSING

          4.1 The Closing. The purchase and sale hereunder shall take place at a closing (the "Closing") to be held at the offices of Goodwin, Procter & Hoar LLP, Exchange Place, Boston, MA 02109 on September 23, 1998 (the "Closing Date"), or on such other date and at such other time as may be mutually agreed upon by the Buyer and the Seller.

          4.2 Conditions to Buyer's Obligation to Closing. The obligation of the Buyer to consummate the transactions contemplated by this Agreement is subject to satisfaction of the following conditions, on or prior to the Closing Date.

                   (a) The Seller shall deliver a General Assignment and Bill of Sale in the form attached hereto as Exhibit A executed by the Seller, and such other Transfer Documents and agreements as the Buyer deems reasonably necessary to effectuate the transfer of the Assets to the Buyer and to vest good and marketable title to the Assets in the Buyer, free and clear of all Encumbrances, including those documents designated herein for delivery by the Seller and provided for as Schedules and/or Exhibits hereto and thereto;

                   (b) The Seller shall deliver corporate resolutions of the Seller, certified as of the Closing Date by an officer of the Seller, authorizing the Seller to undertake the transactions contemplated by the Operative Documents and authorizing the Seller's signatories to execute the Operative Documents, the Transfer Documents and each document, instrument and certificate contemplated thereunder, such resolutions having been duly adopted and being in full force and effect on the Closing Date;

                   (c) The Seller shall deliver Non-Competition Agreement executed by Paul F. Avery, Jr. pursuant to Section 9.3(b) hereto; and

                   (d) The Seller shall have caused the Bank of New Hampshire (the "Bank") to deliver documentation satisfactory to the Buyer, pursuant to which the Bank shall have covenanted to the release of the Assets as collateral upon the Closing, pursuant to (i) a certain Revolving Loan and Security Agreement by and between the Seller and the Bank, dated June 24, 1994, (ii) a $800,000 installment note to the Bank expiring January 25, 2001, and (iii) a $1,500,000 promissory note to the Bank due November 26, 1998, and the termination of any financing statements in connection therewith.

          5. SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

          5.1 Survival of Representations and Warranties. All the representations and warranties contained in the Operative Documents and in the Schedules and Exhibits thereto shall survive the execution and delivery of and the Closing under the Operative Documents for a period of twenty-four (24) months.

          5.2 Buyer's Right to Indemnification. The Seller hereby agrees to indemnify and hold harmless the Buyer its officers, employees, agents, successors and assigns from and against (i) any and all losses, obligations, liabilities, damages, claims, deficiencies, costs and expenses (including, but not limited to, the amount of any settlement and all reasonable legal and other expenses incurred in connection with the investigation, prosecution or defense of the matter), which may be asserted against or sustained or incurred by the Buyer in connection with, arising out of, or relating to (a) any events or matters in existence (including the customer orders in backlog as of the Closing Date to be fulfilled by the Seller), or the conduct of the Division or the ownership, use, operation, acquisition or disposition of the Assets, on or before the Closing Date (the "Pre-Closing Liabilities"), (b) any inaccuracy in, misrepresentation or breach of any of the representations, warranties, agreements and covenants made by the Seller in the Operative Documents or in any Schedule or Exhibit thereto; and (ii) any and all costs and expenses (including, but not limited to, reasonable legal expenses) incurred by the Buyer in connection with the enforcement of its rights under the Operative Documents.

          5.3 Limitation on Indemnity Obligations of the Seller.

                  (a) Notwithstanding anything to the contrary in this Agreement, and except as set forth in Section 5.3 (b) below, the Buyer shall not be entitled to indemnification pursuant to Section 5.2 hereto until the aggregate amount of all amounts paid and all other damages and losses of any kind suffered by the Buyer exceeds $50,000, whereupon the Buyer shall be entitled to indemnification pursuant to such Section 5.2 for all such amounts paid, damages and losses exceeding $50,000 in the aggregate up to an aggregate total amount of $2,000,000 indemnity under said Section 5.2.

                  (b) The limitations set forth in Section 5.3 (a) above shall not apply to any amounts paid and other damages and losses suffered arising out of, based upon or resulting from any, (i) Pre-Closing Liabilities or (ii) costs and expenses (including, but not limited to, reasonable legal expenses) incurred by the Buyer in connection with the enforcement of its rights under the Operative Documents.

          5.4 Seller's Right to Indemnification. The Buyer hereby agrees to indemnify and hold harmless the Seller from and against (i) any and all losses, obligations, liabilities, damages, claims, deficiencies, costs and expenses (including, but not limited to, the amount of any settlement and all reasonable legal and other expenses incurred in connection with the investigation, prosecution or defense of the matter), which may be asserted against or sustained or incurred by the Seller in connection with, arising out of, or relating to any inaccuracy in, misrepresentation or breach of any of the representations, warranties, agreements and covenants made by the Buyer in the Operative Documents or in any Schedule or Exhibit thereto; and (ii) any and all costs and expenses (including, but not limited to, reasonable legal expenses) incurred by the Seller in connection with the enforcement of its rights under the Operative Documents.

          5.5 Indemnification Procedure. Any party claiming any right of indemnification under the Operative Documents ("Indemnified Party"), including any rights as a result of a third party's claim or threatened claim against the Indemnified Party (a "Third Party Claim"), shall promptly notify the other party ("Indemnifying Party") pursuant to the provisions hereof, specifying the nature of the claim and the amount or the estimated amount thereof, and giving notice of any fact upon which the Indemnified Party intends to base a claim for indemnification hereunder (a "Claim Notice"). In the case of a Third Party Claim, the Indemnifying Party shall have thirty (30) days (or, if shorter, a period to a date not less than the date when a responsive pleading or other document is required to be filed giving effect to any available extension) (the "Notice Period") to notify the Indemnified Party (a) whether or not it disputes its liability for indemnification of the Third Party Claim and (b) if liability is not disputed, whether or not it desires to defend the Indemnified Party. If the Indemnifying Party elects to defend by appropriate proceedings, such proceedings shall be promptly settled or prosecuted to a final conclusion in such a manner as is reasonably calculated to avoid any risk of damage to the Indemnified Party or the Assets; and all costs and expenses of such proceedings and the amount of any judgment or settlement shall be paid by the Indemnifying Party.

          If the Indemnifying Party has disputed its liability for the Third Party Claim, as provided above, the Indemnified Party shall have the right to control the defense or settlement of such action, in its discretion, and shall be reimbursed by the Indemnifying Party for the costs and expenses of such defense if it shall thereafter be found that such Third Party Claim was subject to indemnification by the Indemnifying Party hereunder.

          In the event that the Indemnified Party should have a claim for indemnification hereunder which does not involve a Third Party Claim being asserted against it or sought to be collected by a third party, the Indemnified Party shall promptly send a Claim Notice with respect to such claim to the Indemnifying Party, such notice containing a statement that the Indemnifying Party must notify the Indemnified Party within one hundred and twenty (120) days if it disputes the claim, or pay the claim if it does not provide such notice. If the Indemnifying Party does not notify the Indemnified Party within one hundred and twenty (120) days following its receipt of such Claim Notice that it disputes such claim, the Indemnifying Party shall pay the amount thereof to the Indemnified Party.

          6. TRADEMARK LICENSE. Effective as of the Closing Date and until the fifth (5th) anniversary of the Closing Date, the Buyer and its affiliates shall have the exclusive, royalty free right and license to use the trade name "Ferrofluidics Crystal Growing Systems" and the model numbers of the Seller's products produced in the Division, solely for the purposes of identifying those products formerly produced by the Seller in the Division as then currently being produced by the Buyer. Nonetheless, the Buyer shall have the perpetual right to represent that it has acquired the Division from the Seller. All other uses of the "Ferrofluidics" name, including without limitation, any name that includes "Ferro," "Ferrofluid," "Ferrofluidic," "Ferromedic," or "FerroSound," by the Buyer or any of its affiliates, whether now existing or hereinafter arising, shall be strictly prohibited. The Buyer shall not use such name and model numbers in such a manner so as to give the impression that the Buyer is in fact the Seller or has acquired or become the corporate successor of the Seller.

          7. EMPLOYEES

                   (a) The Seller's employees or independent contractors listed on Schedule 7 are those employees or independent contractors whose services or responsibilities relate to the Division

(collectively, the "Division Workers"). Except as provided below, the Seller shall continue to retain the Division Workers' services following the Closing Date until at least December 31, 1998; provided, however, that the Seller may terminate a Division Worker's services during such period (i) for cause upon providing at least three business days prior written notice to the Buyer or (ii) at such time as the Seller determines the services of such Division Worker are no longer needed by the Seller upon providing at least ten days prior written notice Buyer. The Buyer shall have the right, but not the obligation, to employee such Division Worker after terminating employment with the Seller. The Seller shall be exclusively responsible to provide compensation and benefits to Division Workers for all periods of engagement with the Seller, including but not limited to accrued vacation, bonuses, overtime, welfare coverage and retirement benefits, and shall discharge these obligations for Division Workers retained by the Buyer under Section 7(b) below pursuant to existing plan terms and applicable legal requirements. Any other liabilities, costs and expenses relating to services provided at any time by Division Workers while employed by the Seller, including but not limited to workplace injuries and worker negligence, other than with respect to services provided to or on behalf of the Buyer, shall not be the Buyer's responsibility.

                   (b) The Buyer shall employ at least ten Division Workers chosen in its sole discretion after termination by the Seller. If the Buyer offers employment or a consulting arrangement to a Division Worker, the Seller shall (i) terminate the Division Worker's services and (ii) pay any termination related expenses, if any. The Seller shall encourage the Division Workers who are offered employment by the Buyer to accept such employment with the Buyer. The Seller shall assume exclusive responsibility for paying all termination related expenses, if any, triggered in connection with this Agreement.

                   (c) The Seller will refrain and will use its best efforts to cause its Affiliates to refrain from offering employment or other engagements to Division Workers from the Closing Date through December 31, 1998, without the prior written consent of the Buyer. Thereafter, the Seller or any Affiliate may offer employment to any Division Worker who is not offered or did not accept employment with the Buyer prior to January 1, 1999. The Seller agrees to provide the Buyer, in a complete, diligent and timely manner after the Closing Date all information regarding the Division Workers as the Buyer may reasonably request, including but not limited to compensation, service and other information as may be appropriate or useful in determining to whom and on what terms it will extend offers of employment or other engagements, provided, however, that the Buyer shall not request the Seller to provide and the Seller shall not provide the Buyer with any recommendations or opinions with respect to which Division Workers the Buyer should extend such offers of employment. The Seller shall make Division Workers reasonably available for the Buyer solicitation from the Closing Date to December 31, 1998.

                   (d) Nothing herein, express or implied, is intended to confer on any Division Worker or his or her legal or other representatives or beneficiaries any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement including, without limitation, any right to continued employment or to any severance or other benefits from the Seller, the Buyer or any of their respective Affiliates.

          8. MEMC ELECTRONICS PURCHASE ORDERS. As of December 31, 1998, to the extent the purchase orders C.O. # S000256 and C.O. # S0001311 from MEMC Electronic Materials, Inc. (the "MEMC Purchase Orders") have not been fulfilled by the Seller, the Seller shall place a purchase order with the Buyer (the "Seller Purchase Order") to manufacture those products not yet delivered by the Seller under the MEMC Purchase Orders. The MEMC Purchase Orders shall remain the property of the Seller and the Seller shall have the full responsibility to bill and collect the MEMC Purchase Orders and provide all services required under the warranty of such products. The Seller Purchase Order placed with the Buyer by the Seller shall be priced according to the following formula: P = (CSP-SC-$10,000) x 0.5, where P is the price per machine paid to the Buyer, CSP is the price per machine charged to the customer (including options, if any) and SC is the standard cost of the machine (including options, if any) as recorded in the Seller's cost accounting system. Upon receipt of written notice from the Buyer as described below, the Seller shall, commencing on November 30, 1999, use its commercially reasonable efforts to obtain the consent of MEMC Electronic Materials, Inc. ("MEMC") to the assignment of the MEMC Purchase Orders to the Buyer; provided, however, that in the event the Seller obtains such consent prior to December 31, 1999, such assignment shall not become effective until December 31, 1999. If the Buyer intends to acquire the MEMC Purchase Orders, the Buyer shall provide the Seller with written notice to such effect no later than November 30, 1999.


          9. POST-CLOSING COVENANTS

          9.1 Return of Seller's Proprietary Materials and Property by Non-Continuing Employees. The Seller hereby agrees that it will cause any of its employees who do not continue their employment with the Buyer to return to the Seller (for the benefit of the Buyer) forthwith following the Closing all proprietary information and property of the Seller in such employees' possession or control.

          9.2 Right to Use Intellectual Property and Equipment Post-Closing. From the Closing Date, the Buyer hereby agrees that the Seller shall have the right to utilize at no cost to the Seller, the Intellectual Property and the Equipment to the extent, and only to such extent, reasonably necessary for the Seller (i) to fulfill customer orders in backlog as of the Closing Date until December 31, 1998 and (ii) to fulfill its warranty obligations with respect to products relating to the Division sold or produced by the Seller on or before December 31, 1998 or sold pursuant to purchase orders C.O. #S000256 and C.O. #S0001311. The Seller hereby agrees that it shall not utilize the Assets other than pursuant to this Section 9.2 and Section 9.8 for any reason whatsoever. If the inventory retained by the Seller is insufficient for the Seller to fulfill the customer orders in backlog as of the Closing Date, the Buyer shall have no obligation to provide inventory to the Seller and the Seller shall be fully responsible for procuring such inventory.

          9.3 Seller's Covenant of Non-Disclosure and Non-Competition. The Seller acknowledges that the success of the business of the Buyer (including without limitation after giving effect to the sale and transfer of the Assets to the Buyer at the Closing) depends upon both the absence of competition from the Seller and Paul F. Avery, Jr., and the continued preservation of the confidentiality of certain information possessed by the Seller and Paul F. Avery, Jr., that an absence of such competition and the preservation of the confidentiality of such information is an essential premise of the bargain between the Seller and the Buyer, and that the Buyer would be unwilling to enter into this Agreement in the absence of this Section 9.3. Accordingly, the Seller hereby agrees with the Buyer as follows:

                   (a) Confidentiality Covenant. Neither the Seller nor Paul F. Avery, Jr. will, at any time, directly or indirectly, without the prior written consent of the Buyer, disclose or use, in any way harmful to the business, operations, assets, prospects or condition, financial or otherwise, of the

Buyer, or otherwise contrary to the interests of the Buyer, any proprietary or Confidential Information (as defined below) involving or relating to the Division past, present or future, actual or prospective; provided, however, that such information shall not include any information known generally to the public (other than as a result of disclosure in violation hereof by the Seller or Paul
F. Avery, Jr.); and provided, further, that the provisions of this Section 9.3(a) shall not prohibit any disclosure required by law in connection with any judicial or administrative proceeding or inquiry. "Confidential Information" includes, but is not limited to, information relating to the Division which is not generally known to those outside of the Division relating to (i) the business, conduct or operations of the Division, (ii) any materials, apparatus, processes, methods, ways of business, programs, formulae, technology, research, development, or Intellectual Property, (iii) any customer lists, or customer requirements and preferences (iv) any supplier lists or supplier requirements and preferences, (v) financial information or business plans, or (vi) any other information about or generated by the Seller which could, if disclosed, be useful to any competitors of the Division. Notwithstanding the foregoing, it shall not be a violation of this Section 9.3(a) for the Seller to disclose or use Confidential Information, in the ordinary course of business, in connection with (i) the fulfillment of its customer orders for the sale of products or services relating to the Division existing as of the Closing Date on or before December 31, 1998, (ii) the performance of its warranty obligations with respect to products relating to the Division sold or produced by the Seller on or before December 31, 1998 or sold pursuant to customer orders C.O. #S000256 and C.O. #S0001311, (iii) the acceptance of orders for and perform repair work relating to rotary feedthroughs with magnetic fluid sealing, and (iv) manufacturing and selling products, providing services or conducting any other type of activity relating to the Ferrofluids Business, the Sealing Business, the Film Business, to or with any customer, without exception. This Confidentiality covenant shall survive the Closing.

          (b) Non-Competition Covenant. For a period of five (5) years following the Closing Date (the "Non-Competition Term"), neither the Seller nor Paul F. Avery, Jr. shall, directly or indirectly, (i) develop, acquire, own, manage, operate, control or participate directly or indirectly in any manner in the acquisition, ownership, management, operation or control of, or be connected as an officer, employee, partner, director, principal, consultant, agent or otherwise with, or have any financial interest in, or aid or assist anyone else in the conduct of, any business, venture or activity relating to or involving the Business regardless of location (including the provision of replacement or spare parts relating to the Business), (ii) recruit or otherwise seek to induce any employee of the Buyer to terminate his or her employment or violate any agreement with or duty to the Buyer or hire any such employee, (iii) solicit or encourage any Person who is a customer or supplier of the Buyer to terminate its relationship with the Buyer, or (iv) encourage any of the Division Workers to take up employment with any Person whose activities, products or services are competitive with those of the Kayex division of the Buyer. Notwithstanding the foregoing, it shall not be a violation of this Section 9.3(b) for the Seller to, during the Non-Competition Term, (i) fulfill its customer orders for the sale of products or services relating to the Division existing as of the Closing Date on or before December 31, 1998, (ii) perform its warranty obligations with respect to products relating to the Division sold or produced by the Seller on or before December 31, 1998 or sold pursuant to customer orders C.O. #S000256 and C.O. #SOOO1311, (iii) accept orders for and perform repair work relating to rotary feedthroughs with magnetic fluid sealing, and (iv) manufacture and sell products, provide services or conduct any other type of activity relating to the Ferrofluids Business, the Sealing Business, the Film Business, to or with any customer, without exception. This Non-Competition Covenant shall survive the Closing. As a condition precedent to the Buyer's obligation to close under this Agreement, Paul F. Avery, Jr. shall deliver to the Buyer at Closing a Non-

Competition Agreement incorporating the foregoing terms, in substantially the form of Exhibit B attached hereto.

                   (c) Enforcement. The Seller acknowledges and agrees that, because the legal remedies of the Buyer may be inadequate in the event of a breach of, or other failure to perform, any of the covenants and obligations set forth in this Section 9.3, the Buyer may, in addition to obtaining any other remedy or relief available to it (including without limitation consequential and other damages at law), enforce this Section 9.3 by injunction and other equitable remedies. The Seller also acknowledges and agrees that no breach by the Buyer of, or other failure by the Buyer to perform, any of the covenants and obligations of the Buyer under this Agreement or otherwise shall relieve the Seller of its obligations under this Section 9.3.

                   (d) Severability; etc. The parties agree that the provisions set forth in this Section 9.3, including without limitation as to duration and geographic scope, are reasonable to protect the legitimate interests of the Buyer and the good will of the Division after the purchase of the Assets by the Buyer. The provisions of this Section 9.3 are severable, and in the event that any provision hereof should, for any reason, be held invalid or unenforceable in any respect, it shall not invalidate, render unenforceable or otherwise affect any other provision hereof, and such invalid or unenforceable provision shall be construed by limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, applicable law.

          9.4 Maintenance of Insurance. The Seller agrees that it will maintain for a period of three years product liability insurance in an amount customarily carried by Persons engaged in the Business.

          9.5 Enforcement of Third Party Non-Disclosure and Non-Competition Agreements. The Seller agrees that it shall strictly enforce those covenants of non-disclosure and non-competition executed or running in favor of the Seller or previously assigned to the Seller with respect to the Business or the Assets that are not assignable to the Buyer, upon the written request of the Buyer to enforce such covenants. The Buyer shall reimburse the Seller for all out-of-pocket expenses related to such enforcement.

          9.6 Warranties. The Seller agrees that it shall be responsible for any and all service required by the warranties of those products relating to the Division sold or produced by the Seller on or before December 3l, l998 or sold pursuant to purchase orders C.O. #S000256 and C.O. #S000l3ll.

          9.7 Maintenance of Supplies, Inventory and Equipment Post Closing. The Seller agrees that through December 3l, l998 it shall undertake all such commercially reasonable actions to maintain the Equipment and inventory acquired by the Buyer in such working order as that Equipment and inventory was in as of the Closing Date, including the repair thereof, subject to normal wear and tear.

          9.8 New Orders. The Seller hereby agrees that it shall not accept any orders for any products or parts related to the Division, after the Closing Date and shall promptly refer all such orders to the Buyer, provided, however, that the Seller may accept orders for (i) the repair of rotary feedthroughs with magnetic fluid sealing and (ii) through the second anniversary of the Closing Date, the sale of the MCZ-300 Crystal Growing Furnace currently on the Seller's production floor. Upon the second anniversary of the Closing Date, the Seller shall transfer the MCZ-300 Crystal Growing Furnace to the Buyer at no additional cost if the Seller has not sold such unit for its fair market value. The Seller agrees that upon the written request of the Buyer it shall ship those parts that are the property of the Buyer pursuant to such written request at the sole expense of the Buyer. The Seller shall provide the Buyer subcontract work on orders referred to the Buyer on or before December 31, 1998 to the extent requested by the Buyer on mutually agreeable terms.

          9.9 Facilities. The Seller agrees that it shall not (i) close on the sale of, or (ii) lease the facilities utilized by the Division on or before December 31, 1998 and that it shall operate such facilities in the ordinary course of business so as to prevent damage or theft of the inventory, supplies and equipment acquired by the Buyer remaining at such facilities.

          9.10 Access to Employees. The Seller agrees that, to the extent that Division Workers in possession of knowledge or expertise pertaining to the sale, design, manufacture, installation, service or other activity within the scope of the Division remain employed by the Seller following the Closing Date, for a period of two (2) years following the Closing Date, the Seller shall, upon the reasonable request of the Buyer, use its commercially reasonable efforts to make such individuals reasonably promptly available to the Buyer at locations and for durations of time to be mutually agreed upon. The Buyer shall compensate the Seller for costs (including salary and benefits) related to this covenant on a mutually determined basis to the extent that the Buyer utilizes the Seller's employees for a period of one-half day at a time.

          9.11 Pullthrough Seals. (a) The Buyer agrees to incorporate the Seller's pullthrough seals into the Buyer's existing grower design, if the Seller makes such pullthrough seals available to the Buyer at a commercially competitive cost.

          (b) The Buyer agrees to facilitate for a period of two years following the Closing Date the investigation of the use and sale of the Seller's pullthrough seal designs by other operating units of General Signal Corporation, including Lightnin.

          9.12 Assignment of Crystal Puller Vision System License. The Seller will use its commercially reasonable efforts to obtain the consent of MEMC to the assignment by the Seller to the Buyer of that certain License Agreement between the Seller and MEMC dated May 28, 1996 with respect to the Crystal Puller Vision System License.

          9.13 Further Assurances. Each of the parties hereto after the Closing, upon the request from time to time of any other party hereto and without further consideration, will do each and every act and thing as may be necessary or reasonably requested to consummate the transactions contemplated hereby and to effect an orderly transfer to the Buyer of the Assets, including without limitation executing, acknowledging and delivering assurances, assignments, powers of attorney and other documents and instruments, furnishing information and copies of documents, books and records (including without limitation tax records); filing reports, returns, applications, filings and other documents and instruments with governmental authorities; and cooperating with each other party hereto in exercising any right or pursuing any claim, whether by litigation or otherwise, other than rights and claims running against the party from whom or which such cooperation is requested.

          10. DEFINITIONS

          For purposes of this Agreement:

          10.1 Affiliate. The term "Affiliate" mean (i) any Person directly or indirectly controlling, controlled by or under direct or indirect common control with the Seller (or other specified Person), (ii) any Person who is or has been within five years of the time in question an officer, director or direct or indirect beneficial holder of at least 5% of any class of the outstanding capital stock of the Seller (or other specified Person), and (iii) any person of which the Seller (or other specified Person) or an Affiliate (as defined in clause (ii) above) thereof shall, directly or indirectly, beneficially own at least 10% of any class of outstanding capital stock or other evidence of beneficial interest.

          10.2 Code. The term "Code" shall mean the federal Internal Revenue Code of 1986 or any successor statute, and the rules and regulations thereunder, and in the case of any referenced section of any such statute, rule or regulation, any successor section thereto, collectively and as from time to time amended and in effect.

          10.3 Person. The term "Person" shall mean any individual, partnership, corporation, association, trust, joint venture, unincorporated organization, or entity, and any government, governmental department or agency or political subdivision thereof.

          10.4 Environmental Law. The term "Environmental Law" shall mean any environmental or health and safety-related law, regulation, rule, ordinance, or by-law at the federal, state, county, regional, or local level, whether existing as of the date hereof, previously enforced, or subsequently enacted, including without limitation the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. 9601 et seq., the Hazardous Materials Transportation Act, as amended, 49 U.S.C. 5101 et seq., the Resource Conservation and Recovery Act, as amended, 42 U.S.C. 6901 et seq., the Federal Clean Water Act, as amended, 33 U.S.C. 1251 et seq., the Federal Clean Air Act, as amended, 42 U.S.C. 7401 et seq., the Occupational Safety and Health Act, 29 U.S.C. 651 et seq., similar state and local requirements, any other requirements regulating or in any way pertaining to Hazardous Materials, and any requirements pertaining to environmental or health and safety matters that are set forth in a permit, license, approval, consent, authorization, or order issued by, or an agreement with, a governmental agency or in an order or decision issued by a court.

          10.5 Hazardous Material. The term "Hazardous Material" shall mean any pollutant, contaminant, toxic substance, hazardous waste, hazardous material, or hazardous substance, or any oil, petroleum, or petroleum product, as defined in or pursuant to, or which is or becomes prohibited, limited, or regulated under, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. 9601 et seq., the Hazardous Materials Transportation Act, as amended, 49 U.S.C. 5101 et seq., the Resource Conservation and Recovery Act, as amended, 42 U.S.C. 6901 et seq., the Federal Clean Water Act, as amended, 33 U.S.C. 1251 et seq., the Federal Clean Air Act, as amended, 42 U.S.C. 7401 et seq., the Occupational Safety and Health Act, 29 U.S.C. 651 et seq. or any other Environmental Law.

          10.6 Benefit Arrangement. The term "Benefit Arrangement" shall mean any benefit arrangement that is not an Employee Benefit Plan, including (i) any employment or consulting agreement, (ii) any arrangement providing for insurance coverage or workers' compensation benefits, (iii) any incentive bonus or deferred bonus arrangement, (iv) each arrangement providing for termination allowance, severance or similar benefits, (v) any equity compensation plan, (vi) any deferred compensation plan and (vii) each compensation policy and practice maintained by either the Seller or any ERISA Affiliate of either of them covering the employees, former employees, and the beneficiaries of any of them.

          10.7 Employee Benefit Plan. The term "Employee Benefit Plan" shall mean any employee benefit plan, as defined in ss.3(3) of ERISA, including any multiemployer plan.

          10.8 ERISA. The term "ERISA" shall mean the Federal Employee Retirement Income Security Act of 1974 or any successor statute, and the rules and regulations thereunder, and in the case of any referenced section of any such statute, rule or regulation, any successor section thereto, collectively and as from time to time amended and in effect.

          11. MISCELLANEOUS PROVISIONS

          11.1 Entire Agreement. The Operative Documents, together with the Schedules and Exhibits thereto, contain the entire understanding of the parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements and understandings, whether oral or written, between the parties with respect to the subject matter hereof, and there are no agreements between the parties in connection with the subject matter hereof except as set forth or referred to herein. No alteration or modification of an Operative Document shall be valid unless in writing and executed by each of the parties thereto.

          11.2 Governing Law. The Operative Documents shall be governed and interpreted in accordance with, and the rights of the parties shall be determined by, the internal laws of the Commonwealth of Massachusetts, without giving effect to its conflict of law principles. The Operative Documents shall be deemed to have been made in Massachusetts and will be specifically enforceable in any court of competent jurisdiction in Massachusetts. The parties agree to jurisdiction and venue in the federal and state courts within the Commonwealth of Massachusetts for all disputes and enforcement actions under this Agreement.

          11.3 Non-Waiver. Failure by any party on any occasion to insist upon strict adherence to any term or provision of an Operative Document shall not be considered a waiver and shall not deprive that party of its right thereafter to enforce that or any other term or provision of such Operative Document.

          11.4 Severability. If any provision of an Operative Document shall be declared invalid or illegal for any reason whatsoever, then notwithstanding such invalidity or illegality, the remaining terms and provisions of such Operative Document shall remain in full force and effect in the same manner as if the invalid or illegal provision had not been contained herein, and the parties hereby agree to substitute for the invalid or illegal provision a valid and legal provision which most closely approximates the effect and intent of the invalid or illegal provision. As to any restriction, covenant or agreement contained in any Operative Document which may be unenforceable on account of its scope or duration, such Operative Document shall be deemed to have been automatically amended as if agreed to by the parties thereto on the date of execution thereof to provide for the broadest scope and longest time period that will result in such restriction, covenant or agreement remaining valid, enforceable and binding on the parties.


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



          11.5 Amendments. No alteration or modification of the Operative Documents shall be valid unless made in writing and executed by each of the parties hereto.

          11.6 Successors. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and to their respective successors and assigns.

          11.7 Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been given if delivered personally, sent by Federal Express or other similar overnight delivery service providing evidence of receipt, or mailed via certified mail, return receipt requested, postage prepaid as follows:

               (a) If to the Seller:

               To:                         Ferrofluidics Corporation
                                           40 Simon Street
                                           Nashua, New Hampshire 03061
                                           Attn: Paul F. Avery, Jr.

               with a copy to:             Stuart M. Cable, Esq.
                                           Goodwin, Procter & Hoar, LLP
                                           Exchange Place
                                           Boston, Massachusetts 02109

               (a) If to the Buyer:

               To:                         Kayex
                                           1000 Millstead Way
                                           Rochester, New York 14624
                                           Attn: Kenneth Lally

               with a copy to:             Adolfo R. Garcia, P.C.
                                           McDermott, Will & Emery
                                           75 State Street
                                           Boston, MA 02109

or to such other address or addresses as either party may from time to time designate in a written notice given in accordance with the provisions hereof.

          11.8 Assignment. Neither party may assign this Agreement without the express written consent of the other party.

          11.9 Interpretation; Syntax. The section headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement. All references made and pronouns used herein shall be construed in the singular or plural, and in such gender as the sense and circumstances require.


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



          11.10 Transactional Costs. Each party to the Operative Documents shall be responsible for its own legal, accounting and other consulting services, if any, attendant to the negotiation and drafting of this Agreement and to the transactions contemplated by this Agreement.

          IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement under seal as of the date first written above.


                                  SELLER:      FERROFLUIDICS CORPORATION.

                                          By:  /s/ Paul F. Avery
                                               --------------------------------


                                  BUYER:       GENERAL SIGNAL TECHNOLOGY
                                               CORPORATION

                                          By:  /s/ Joanne L. Bober
                                               --------------------------------